Exhibit 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, is dated as of the 17th day of October, 2022 (hereinafter “Agreement”), by and between CC Acquisition Corp., a Nevada corporation (hereinafter “Purchaser”), CleanCore Solutions, LLC, a Delaware limited liability company (“CleanCore”), TetraClean Systems, LLC, a Delaware limited liability company (“TetraClean”) and Food Safety Technology, LLC, a Delaware limited liability company (“Food Safety” and, together with CleanCore and TetraClean, the “Sellers” and each a “Seller”), and Burlington Capital, LLC (“Burlington”). Seller, Purchaser, and Burlington shall individually be referred to as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Sellers are engaged in the business of developing, manufacturing and supplying aqueous ozone and other solutions for all-purpose cleaning (the “Business”).

WHEREAS, Purchaser agrees to purchase from Sellers, and Sellers agrees to sell to Purchaser, substantially all of the assets used in connection with the Business.

NOW, THEREFORE, in consideration of the premises, mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Closing, Closing Date, Assets and Purchase Price

1.1 Closing Date. The consummation of the purchase of the transactions contemplated herein (collectively, the “Closing”) shall take place September 30, 2022 or (or such other date as mutually agreed to by the Parties) at such time and place mutually agreed to by the Parties (hereinafter referred to as the “Closing Date”).

1.2 Assets To Be Sold Hereunder. Each Seller agrees upon the terms and conditions set forth herein to grant, convey, sell, assign and transfer to Purchaser, free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, right of way, right of first option or first refusal or similar restriction (each an “Encumbrance”), all of its tangible and intangible assets, excluding the Excluded Assets (as defined below), of every kind and description wherever located (“Transferred Assets”) including, but not limited to:

a. Equipment and Tooling. Any and all personal property, equipment, machinery, tooling, computers, software, furniture and fixtures utilized in the Business, including but not limited to those assets listed on Schedule 1.2(a) attached hereto (the “Equipment”).

b. Inventory and Raw Materials. Saleable inventory, wherever located, whether raw materials, work in process or finished goods, including but not limited to the inventory listed on Schedule 1.2(b) attached hereto (the “Inventory”).

c. Contract Rights With Customers. All contract rights with customers, including under the contracts listed on Schedule 1.2(c) attached hereto (the “Customer Contracts”).

d. Contract Rights With Vendors and Suppliers. All contract rights with vendors and suppliers, including under the contracts listed on Schedule 1.2(d) attached hereto (“Vendor and Supplier Contracts”).

e. Distributor and Manufacturer’s Sales Representative Agreements. All contract rights with distributors and manufacturers’ representatives, including the contracts listed on Schedule 1.2(e) attached hereto (“Distributor and Rep Agreements”)

f. Other Contracts. Any other contracts pertaining to the Business or the Transferred Assets, including the leases listed on Schedule 3.5 (the “Leases”), entered into by the Sellers, including the contracts listed on Schedule 1.2(f) (the “Other Contracts” and, together with the Distributor and Rep Agreements, Customer Contracts and the Vendor and Supplier Contracts collectively the “Assumed Contracts”).

g. Goodwill, Intangibles and Client and Customer Lists. All goodwill, intangibles and client and customer lists utilized by or in conjunction with the Business.

h. Intellectual Property. All intellectual property, including but not limited to the patents, patent applications, trade secrets, proprietary knowledge, names utilized by the Business and all variants thereof, trade names, trademarks and copyrights, including but not limited to, the intellectual property listed on Schedule 1.2(h) attached hereto (the “Intellectual Property”).

i. Governmental Authorizations. All governmental authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Purchaser, including those listed in Schedule 1.2(i).

j. Data and Records. To the extent used in the Business as of the Closing Date, all data and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, studies, reports and other similar documents and records.

k. Claims. Any claims of the Sellers against third parties arising from the Business prior to the Closing, and relating to the Transferred Assets, including those listed in Schedule 1.2(k).

l. Prepaid Expenses. Any rights of the Sellers arising from the Business and relating to the Transferred Assets, including deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof (that are not Excluded) Assets listed in Schedule 1.2(l).

m. Names, Addresses, Listings. Telephone numbers and listings, email and internet addresses and website names.

n. Marketing Materials. Seller’s creative advertising, promotional and marketing materials related to the Business and to the extent used in the Business as of the closing date, pricing and cost data.

o. Case Studies. The case studies compiled by Seller prior to the Closing Date.

p. Demo Units and Consignment Inventory. The demo units and consignment inventory listed on Exhibit 1.2(p) attached hereto (“Demo and Consignment Inventory”).

q. Accounts. All (i) trade accounts receivable and other rights to payment from customers of Sellers in existence as of the Closing Date and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers prior to the Closing Date, (ii) other accounts or notes receivable of Sellers in existence as of the Closing Date and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing

The following are excluded from the Transferred Assets conveyed to Purchaser: (a) cash in banks and cash equivalents; (b) insurance policies (including pre-paid premiums) maintained by Seller or its affiliates as well as all insurance claims, rights, benefits and proceeds related thereto except to the extent specified in Schedule 1.2; (c) any rights to tax refunds with respect to periods ending on or prior to the Closing Date; (d) personal property not used in the operation of the Business; and (e) financial and accounting records, provided, however, Seller shall provide access to such financial and accounting records after Closing (collectively the “Excluded Assets”).

1.3 Assumption of Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge only the following liabilities of Seller (“Assumed Liabilities”):

a. all obligations arising on or after the Closing Date under or relating to any Assumed Contract, in each case only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by a Seller to perform any covenants or obligations required to be performed by such Seller prior to the Closing Date;

b. all obligations of the Seller under the terms of the Leases, copies of which are attached to Schedule 3.5 but only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by a Seller to perform any covenants or obligations required to be performed by such Seller prior to the Closing Date.

c. accounts payable, and other indebtedness, including any interest bearing liabilities of any Seller existing as of the Closing Date;

d. all other liabilities arising out of or relating to the Transferred Assets, including the use, ownership, possession or operations of the Transferred Assets, but only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by a Seller to perform any covenants or obligations required to be performed by such Seller prior to the Closing Date.

1.4 Excluded Liabilities. Except as and to the extent specifically set forth under Section 1.3, Purchaser is not assuming, or agreeing to otherwise become liable for any debts, liabilities, claims, lawsuits, or obligations of any nature of Seller (the “Excluded Liabilities”). Seller hereby agrees to be responsible for all Excluded Liabilities, and pursuant and subject to Article VIII, to indemnify Purchaser from all Excluded Liabilities. The Excluded Liabilities shall include without limitation:

a. any liability for taxes arising as a result of Seller’s operation of the Business or ownership of the Transferred Assets prior to the Closing Date, including but not limited to any sales or use tax related to the Equipment, (b) any taxes imposed on the sale and transfer of the Transferred Assets pursuant to this Agreement, and (c) any deferred taxes of any nature relating to the operation of the Business prior to the Closing Date;

b. all liabilities relating to or arising in respect of any of the Excluded Assets;

c. all liabilities arising out of the conduct of the Business or ownership of the Transferred Assets by any Seller prior to the Closing Date;

d. to the extent they exist, any fees, expenses and other costs, incurred by Sellers or Burlington in connection with negotiating, preparing, closing and carrying out the provisions of this Agreement;

e. to the extent arising prior to the Closing Date or relating to any breach, default or failure by a Seller to perform any covenants or obligations required to be performed by such Seller prior to the Closing Date, all liabilities relating to the Assumed Contracts, including the Leases;

f. any liability arising out of or resulting from any Sellers’ compliance or non-compliance with any legal requirement or order of any governmental body prior to the Closing Date;

g. any liability, fee, expense or other costs arising out of or related to any and all litigation related to the operation of Business prior to the Closing Date and any liability, fee, expense or other costs arising prior to the Closing Date related to the Transferred Assets, including the litigation and other items described on Schedule 3.1;

h. any liability arising out of or relating to products of Sellers to the extent manufactured or sold prior to the Closing, provided, however, Seller’s liability shall be limited to the three-year period immediately following the Closing Date;

i. any environmental, health and safety liabilities arising out of or relating to the operation of Sellers’ business or Sellers’ obligations under the Leases listed on Schedule 3.5, but specifically not including any not known or unknown environmental liabilities associated with ozone;

j. any liability under the employee benefit and similar plans, entered into prior to the Closing Date, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Sellers’ employees or former employees or both;

k. any liability under any employment, severance, retention or termination agreement entered into prior to the Closing Date with any employee of Sellers or any of their affiliates;

l. any liability of Sellers to any member, unitholder, shareholder or equity holder or affiliate of any Seller;

m. any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Sellers;

n. any liability to distribute to any of Sellers’ members, unitholders, equity holders, shareholders or otherwise apply all or any part of the consideration received hereunder;

o. any liability arising out of or relating to any employee grievance related to any employment prior to the Closing whether or not the affected employees are hired by Purchaser;

p. any liability of Sellers under this Agreement or any other document executed in connection with herewith; and

q. any liability of Seller based upon Sellers’ acts or omissions occurring after the Closing.

1.5 Purchase Price. The purchase price for the Transferred Assets (hereinafter referred to as the “Purchase Price”) is $5,000,000, to be payable as follows:

a. Purchaser shall deliver to Burlington on the Closing Date, by electronic wire transfer of cash funds to such account as shall be designated by Burlington, in an amount equal to Two Million and 00/100 Dollars ($2,000,000) less the aggregate amount of the payments to be made by Purchaser pursuant to sections 3.7 and 7.1 (the “Cash Portion”);

b. Purchaser shall execute a promissory note in the amount of Three Million and 00/100 Dollars ($3,000,000), which shall accrue interest at a rate of 7% per annum (the “Seller Note”). The Seller Note shall be due and payable upon the earlier of (i) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (ii) the first anniversary of the Closing. A copy of the form of the promissory note is attached hereto as Exhibit A;

c. Personal property taxes, real estate taxes (if any) and prepaid service contracts shall be prorated to the Closing Date and the payment of the Purchase Price shall be adjusted if necessary in accordance with Section 7.1 hereof.

d. In addition to the $5,000,000, if, and only if, the Business hits the Target Metrics for the twelve month period ending on the last day of the month of the 12 complete months following the Closing Date (the “Measurement Period”), Purchaser shall deliver to Burlington for payment to Sellers a one-time payment of $500,000 upon Such payment shall be made by wire transfer within ten (10) days after the audit is completed for the three month period that includes the last day of the Measurement Period and shall be deemed to be an adjustment to the Purchase Price. For the avoidance of doubt, the one-time payment is “all or nothing” and no payment under this Section 1.5(d) shall be made to the Seller if any Target Metrics is not achieved. For purposes hereof the Target Metrics shall be both (a) revenue for the Measurement Period from Existing Accounts (as defined below) of at least %5,565,000 and (b) net income with respect to Existing Accounts during the Measurement Period of at least %1,607,103 and “Existing Accounts” shall mean those customers [listed on Schedule 1.5(d)]

1.6 Allocation of the Purchase Price.

a. Burlington and Purchaser agree to allocate the Purchase Price and the Assumed Liabilities among the Transferred Assets in accordance with Schedule 1.6 (the “Allocation”).

b. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code and the accompanying regulations, Seller, Burlington, Purchaser and their respective affiliates shall not take any tax position in regard to taxes of any kind (on a tax return) that is inconsistent with the Allocation unless required to do so as part of a tax audit.

1.7 Payments. Any and all payments to be made to Sellers pursuant to the terms of this Agreement shall be made to Burlington on behalf of the Sellers and their respective members, unitholders, equity holders and affiliates.

ARTICLE II
DOCUMENTS

2.1 Documents To Be Delivered By Sellers and Burlington. On the Closing Date or such other time as specified below, each Seller shall deliver to Purchaser (the extent not previously provided to Purchaser) the following:

a. All Transferred Assets (including Assumed Contracts) which are capable of transfer by delivery except as explicitly set forth otherwise in this Agreement;

b. Duly executed assignments of the Intellectual Property in forms which are reasonably acceptable to Purchaser;

c. Bill of Sale for the Transferred Assets with warranties of title in the form attached hereto as Exhibit B duly executed by each Seller;

d. Assignment of Leases in the forms attached hereto as Exhibit C, duly executed by the Parties.

e. Copies of the Financial Statements pursuant to Section 3.2;

f. Copies of all Assumed Contracts;

g. Any pay-off letters, signed termination of debt statements and releases evidencing the release of all Encumbrances set forth on Schedule 3.7, in a form acceptable to Purchaser;

h. Documentation evidencing the payment in full of all creditors set forth on Schedule 3.10(a) in a form acceptable to Purchaser;

i. Certificates required pursuant to Section 6.1 hereof;

j. Copies of a resolution of the Board of Managers of Seller, unanimously approving and adopting the form and substances of this Agreement, and authorizing and directing its execution and delivery;

k. Certificate of good standing from the State of Delaware for each Seller and Burlington; and

l. Copies of the employment agreements required pursuant to Section 11.2 hereof.

m. such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance satisfactory to Purchaser and its legal counsel and executed by Sellers;

n. At least 48 hours prior to the Closing the Sellers shall deliver to Purchaser an estimated Profit and Loss Statement for the nine month period ended September 30, 2022 of each Seller, and an estimated Balance Sheet as of September 30, 2022 of each Seller,

2.2 Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to Seller the following:

a. Cash payment required on the Closing Date.

b. Seller Note in the form attached hereto as Exhibit A, duly executed by Purchaser.

c. Such instruments of assumption as Burlington may reasonably request to effectuate assumption of the Assumed Liabilities.

d. Copies of the resolutions of the Board of Directors of Purchaser, unanimously approving and adopting the form and substance of this Agreement, and authorizing and directing its execution and delivery.

e. Purchaser’s certificate of good standing from the State of Delaware.

f. Purchaser’s certificate required pursuant to Section 4.1 hereof.

All documents to be delivered by Purchaser pursuant to the terms of this Agreement shall be delivered to Burlington.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Each Seller and Burlington jointly and severally represents, warrants and covenants that the following are true and correct on the date hereof, and shall remain true and correct on each day up to and including the Closing Date:

3.1 No Litigation. Except as listed on Schedule 3.1, no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation is pending or to Seller’s knowledge is threatened against Seller which might adversely affect the Business.

3.2 Financial Statements; Affiliate Transactions; Absence of Changes or Events.

a. The Sellers have provided to Purchaser a copy of the following financial statements: (a) Profit and Loss Statement for the eight months ending August 31, 2022 of each Seller, (b) Balance Sheet as of August 31, 2022 of each Seller, (c) Profit and Loss Statement for the period January 1, 2022 – September 15, 2022 of each Seller, and (d) Balance Sheet as of September 15, 2022 of each Seller (the “Financial Statements”). Each Seller represents that the Financial Statements: (i) have been or will have been prepared from the books and records of Sellers, and (ii) accurately represent the financial condition of the Business and the Sellers as of the date specified in all material respects. The Sellers do not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the most recent balance sheet included in the Financial Statements, (b) liabilities and obligations which have arisen after the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Transferred Assets. All accounts and notes receivable reflected on most recent balance sheet included in the Financial Statements are bona fide receivables arising in the ordinary course of business and neither the Seller nor Burlington has any knowledge that any such accounts receivable are not collectible.

b. Except as set forth on Schedule 3.2(b), no employee, officer, director or unitholder of Seller or affiliate of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the Business or Transferred Assets other than any employment, non-competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the Business as currently conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

c. Since the date of the latest Financial Statements, the Business of the Sellers has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Sellers or the value or condition of the Transferred Assets.

3.3 Contracts. Except as listed on Schedule 1.2(d) attached hereto, Seller is not and shall not be, through and including the Closing Date, a party to any written or oral contract pertaining to the Business and Transferred Assets

True and complete copies of all written contracts pertaining to the Business and Transferred Assets have been provided to Purchaser (including all attachments and amendments thereto), and the material terms of all verbal contracts pertaining to the Business and Transferred Assets have been disclosed to Purchaser in writing. The Assumed Contracts attached hereto are valid, binding, and in full force and effect and are enforceable by Seller in accordance with their terms. As of the date of this Agreement and through the Closing Date, there are no contracts (other than the Assumed Contracts and the Leases) of any nature to which Seller is a party or by which it or any of its properties are bound, under which Purchaser will in any way become obligated at any time as a result of the transactions contemplated hereunder.

There are no disputes or proceedings pending or, to the best of Seller’s knowledge, threatened, in connection with any of the Assumed Contracts, and Seller has no knowledge of the occurrence of any events which are likely to give rise to any such dispute or proceeding in the future. Seller has duly performed all of Seller’s obligations under all Assumed Contracts required to be performed prior to the date hereof, and will continue to perform all of Seller’s obligations through, but not including, the Closing Date. Unless otherwise provided herein, all Assumed Contracts are in the name of a Seller.

3.4 Taxes.

a. All tax returns required by law to be filed by Seller for all periods prior to the Closing Date and all taxes shown to be due thereon have been timely filed and paid and said returns accurately reflect the total tax liability due from Seller as a result of the ownership and/or operation of the Business. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction.

b. Except as disclosed on Schedule 3.7, there are no federal, state or local tax liens filed against Seller or the Business.

c. Any and all sales tax, bulk transfer tax, or any other similar tax, regardless of the designation, that may be or become due and owing by reason of the transfer of the Transferred Assets to Purchaser shall be the responsibility and liability of Seller and will be paid by Seller without contribution from Purchaser. The preparation and filing of the appropriate tax return will be the responsibility of Seller.

3.5 Leases. Except for the Leases listed on Schedule 3.5, no Seller is a party to any written or oral lease or sublease of real or personal property used in connection with the Business. No security deposit or portion thereof deposited with respect to the Leases has been applied in respect of a breach or default under such Leases which has not been redeposited in full; (ii) Seller does not owe or will owe in the future, any brokerage commissions or finder’s fees with respect to such Leases; and (iii) Seller has not subleased, licensed or otherwise granted any person the right to use or occupy such leased real property or any portion thereof.

3.6 Binding Obligation; No Breach Of Other Agreements. The Sellers and Burlington have all requisite corporate, limited liability or other power and authority to enter into and perform its respective obligations under this Agreement and to carry out the transactions contemplated hereby. The Sellers and Burlington have duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Sellers or Burlington are necessary to authorize this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and consummation of the transactions herein provided does not: (i) conflict with or result in a breach of the terms and conditions of, accelerate any provision of, or constitute a default under, any contract, promissory note or agreement to which Seller is a party or is bound; (ii) violate any judgment, order, injunction, decree or award against or binding upon Seller or the Transferred Assets; (iii) result in the creation of any material lien, charge or Encumbrance upon the Transferred Assets; or (iv) violate any law or regulation of any jurisdiction relating to the Business or the Transferred Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Sellers or Burlington in connection with its execution, delivery or performance of this Agreement.

3.7 Title to Transferred Assets. Except as listed on Schedule 3.7 attached hereto, the Sellers presently have, and shall continue to have through the Closing Date, good and marketable title to all of the Transferred Assets, and the Transferred Assets are not subject to any Encumbrance. The amount of each and every indebtedness resulting from any Encumbrance of any nature is listed on Schedule 3.7, which amount shall be deducted from the Purchase Price and be remitted by Purchaser directly to said designated creditors upon the submission to Purchaser of payoff letters, termination of debt statements and releases.

3.8 Broker’s Fee. Sellers are not and shall not be a party to, or in any way obligated under, any contract or agreement, oral or written, for the payment of fees or expenses, other than legal or accounting fees and expenses, to any broker or other party in connection with the origin, negotiation, execution or consummation of this Agreement.

3.9 Compliance With Laws. Each Seller has complied, and shall be in compliance, in all material respects with all laws, regulations and orders to the Business and Transferred Assets, including all laws and regulations to Sellers’ employees, and has obtained all governmental permits, licenses, franchises or the like required in order to operate the Business, and the present uses of the Transferred Assets and the operation of the Business do not violate in any material respect any law, regulation, ordinance or order. Seller has not received any notice or warning from any governmental authority with respect to any failure or alleged failure of Seller to comply with any law, regulation or order and no such notice or warning has been proposed or threatened.

3.10 Liabilities/Creditors/Employees.

a. Schedule 3.10(a) sets forth a complete and accurate list of all creditors associated directly or indirectly with a Seller’s possession, operation and/or ownership of the Business and the Transferred Assets as of the Closing Date, including, without limitation, contingent creditors and disputed claims. Except as disclosed on Schedule 3.10(a) and as reflected in the Preliminary Closing Statement, Seller has no liability or obligation of any kind related to the Business or the Transferred Assets. Seller shall pay all creditors as provided in Section 1.7(a) and Article VIII hereof.

b. There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Purchaser will become liable as a result of the transactions contemplated hereby. No Seller nor any affiliate of Seller (to the extent related to the Business) have been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

c. Schedule 3.10(c) sets forth a true, complete and correct list of (i) all employees and contractors of any Seller (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal years ending December 31, 2020 and December 31, 2021, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Purchaser. Sellers and any affiliates of Sellers (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law.

3.11 Organization. Each Seller is duly organized, existing and in good standing under the laws of the State of Delaware. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity, except as otherwise disclosed herein. Such Seller is not a participant in any joint venture partnership or other arrangement, except as otherwise disclosed herein.

3.12 Authorization. Such Seller and Burlington each has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Such Seller and Burlington each has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of such Seller or Burlington are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller or Burlington and constitutes a valid and binding obligation of such Seller or Burlington enforceable in accordance with its terms.

3.13 Intellectual Property.

a. Schedule 1.2(h) sets forth a list that includes all Intellectual Property owned by the Sellers (the “Seller-Owned Intellectual Property”) (including the jurisdictions where such Seller-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate). For purposes of this Section 3.13, “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

b. All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Seller-Owned Intellectual Property.

c. Except as set forth in Schedule 1.2(h), (i) the Sellers are the exclusive owner of the Seller-Owned Intellectual Property free and clear of all Encumbrances; (ii) to the knowledge of the Sellers, no proceedings have been instituted, are pending or are threatened that challenge the rights of the Sellers in or the validity or enforceability of the Seller-Owned Intellectual Property; (iii) to the knowledge of the Sellers, neither the use of the Seller-Owned Intellectual Property as currently used by the Sellers in the conduct of the Business, nor the conduct of the business as presently conducted by the Sellers infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any person; and (iv) as of the date of this Agreement, the Sellers have not made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Seller-Owned Intellectual Property.

d. Except as set forth in Schedule 3.13(d), the Sellers have not permitted or granted a license to any person to use any Seller-Owned Intellectual Property.

e. Schedule 3.14(e) sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Sellers have been granted a license to use Intellectual Property that is material to and used in the conduct of the Business.

f. To the knowledge of the Sellers, the Sellers are not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any contract pursuant to which any third party is authorized to use any Seller-Owned Intellectual Property or pursuant to which the Sellers are licensed to use Intellectual Property owned by a third party.

3.14 Inventory and Equipment. The Inventory consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business. The Inventory is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. The Equipment is usable in the ordinary course of business and are fit and sufficient for the purposes for which they were provided or manufactured and are normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted.

3.15 Customers, Distributors and Vendors. Schedule 3.15 sets forth a complete and accurate list of: (a) all customers of the Business during the 12-month period ended August 31, 2022, showing the approximate total sales to each such customer during such 12-month period and the percentage of the total sales represented by such sales;(b) the twenty (20) largest vendors of the Business (measured by the aggregate amount purchased by the Sellers) during the 12-month period ended August 31, 2022 (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by the Sellers from each such vendor during such 12-month period and the percentage of total spend of Seller represented by such spend; (c) open purchase orders by vendor as of September [23], 2022 and (d) open orders by customer as of September [23], 2022,.  No customer and no such Material Vendor within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of such Seller or Burlington, intends to cancel or terminate, its relationship with Sellers. No customer within the last twelve (12) months has decreased materially or threatened to decrease or limit materially its business with Seller, or to the knowledge of Seller or Burlington, intends to modify materially its relationship with Seller (including changing the terms, whether related to payment, price or otherwise). The relationship of Seller with each customer and Material Vendor is, to the knowledge of Seller and Burlington, satisfactory and there are no unresolved material disputes with any customer or Material Vendor. Except as set forth on Schedule 3.15, the Seller has not accelerated the collection of any accounts receivable or delayed the payment of any account payable after the date of the Financial Statements.

3.16 Business in the Ordinary Course. For the past twelve (12) months, Sellers have engaged in the development, manufacture, sale and distribution of its products in the ordinary course of business.

3.17 Employee Benefit Plans. There are no plans of the Sellers in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Purchaser will become liable as a result of the transactions contemplated hereby.

3.18 Environmental Matters. Sellers have not received notice of any private or governmental claims, citations, complaints, notices of violation, letters or threatened actions made, issued to or threatened against the Sellers by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Sellers’ facilities (whether owned or leased) which may l be occupied or operated by Purchaser as a result of the transactions contemplated hereby (the “Property”). The Sellers have duly complied with, and, to the Sellers’, and Burlington’s knowledge, without inquiry, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

3.19 Warranty Claims. Except as set forth on Schedule 3.19, Sellers do not provide any express warranties, guaranties or assurances of products and services. For the past five (5) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

3.20 Credit Cards. All credit cards issued to or in the name of any Seller, and the balances thereof, are set forth on Schedule 3.20.

3.21 Full Disclosure. To the best knowledge of each Seller, and Burlington, no representation or warranty by Seller or Burlington, in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Seller to consummate the transactions provided for herein are subject to the following conditions which Seller may in its sole discretion waive:

4.1 Representations. All of the representations, warranties and covenants made herein by Purchaser shall be true and correct on the Closing Date and all of the terms and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been timely complied with and performed. A certificate to that effect shall be delivered by Purchaser to Seller on the Closing Date (Exhibit D).

4.2 Challenge To This Agreement. There shall be no pending or threatened claim and/or suit by any third party challenging this Agreement or the consummation of the transactions contemplated herein.

4.3 Approval of Instruments. Counsel for Seller shall review and approve, if appropriate, the form, substance and sufficiency of all instruments to be delivered by Purchaser on or before the Closing Date, which approval shall not be unreasonably withheld.

4.4 Documents. Purchaser shall have delivered all documents required in Section 2.2 hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents, warrants and agrees that the following are true and correct on the date hereof and shall remain true and correct on each day up to and including the Closing Date:

5.1 Organization. Purchaser is duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has full power and authority to carry on its current business and to own, use and purchase its assets and properties.

5.2  Authorization. Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Purchaser has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

5.3 No Litigation. No suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation is pending or to Purchaser’s knowledge is threatened against Purchaser which might materially or adversely affect Purchaser’s ability or right to perform all of its obligations hereunder.

5.4 Brokers. Purchaser is not a party to, or in any way obligated under, any contract or agreement, oral or written, for payment of fees or expenses, other than legal and accounting fees and expenses, to any broker or other party in connection with the origin, negotiation, execution or consummation of the transactions contemplated by this Agreement.

5.5 Other Agreements. The execution and delivery of this Agreement and the consummation of the transactions provided for herein will not result in a breach of any terms or provisions of, or constitute a default or permit acceleration of maturity under, any indenture, mortgage, deed of trust, loan agreement or other agreement to which Purchaser is a party or is bound.

5.6 Full Disclosure. To the best knowledge of Purchaser, no representation or warranty by Purchaser in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished by Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions provided for herein are subject to the following conditions which Purchaser may in its sole discretion waive:

6.1 Representations. All of the representations, warranties, covenants and agreements made herein by a Seller or Burlington individually and collectively, shall be true and correct on the Closing Date, and all of the terms and conditions of this Agreement to be complied with and performed by such Seller or Burlington on or prior to the Closing Date shall have been timely complied with and performed. A certificate to that effect shall be delivered by each Seller and Burlington to Purchaser on the Closing Date (Exhibit E).

6.2 Challenge To This Agreement. There shall be no pending or threatened claim and/or suit by any party challenging this Agreement or the consummation of the transactions contemplated herein.

6.3 Approval of Instruments. Counsel for Purchaser shall review and approve, if appropriate, the form, substance and sufficiency of all instruments to be delivered by each Seller and Burlington on or before the Closing Date, including, without limitation payoff letters and related releases with respect to the indebtedness listed on Schedule 3.7, which approval shall not be unreasonably withheld.

6.4 Consents. Each Seller shall have furnished Purchaser with consent or licenses from every landlord, tenant, mortgagee, lender, secured creditor and public authority from whom consent is required for consummation of the transactions contemplated herein.

6.5 Documents. Each Seller and Burlington shall have delivered all documents required in Section 2.1 hereof.

ARTICLE VII
PAYMENT OF CREDITORS AND PRORATIONS

7.1 Prorations. All real estate taxes (if any), personal property taxes, common area maintenance utilities, and other shopping center, office building or mall charge prorations shall be based on the most current tax bills and landlord invoices.

ARTICLE VIII
INDEMNITIES

8.1 Matters Covered by Seller Indemnification. Each Seller and Burlington (each a “Seller Indemnifying Party”) jointly and severally covenant and agree that they shall defend and indemnify and hold harmless Purchaser and its affiliates, successors, and assigns, and its and their members, managers, directors, officers, employees and agents (“Purchaser Indemnified Parties”) at all times after the Closing Date from and against and in respect to any and all losses, liabilities, obligations, claims, costs (including, without limitation, court costs and reasonable attorneys’ fees), damages, expenses or deficiencies (“Purchaser Covered Liabilities”) arising out of or due to:

a. Any inaccuracy in, or breach of any representation or warranty of a Seller Indemnifying Party contained in this Agreement;

b. Any breach of any covenant or obligation contained in this Agreement by a Seller Indemnifying Party;

c. A Seller Indemnifying Party ’s use, ownership and possession or sale of its products on or prior to the Closing Date or the operation or conduct of the Business prior to the Closing; and

d. Any Excluded Liability and Excluded Assets.

8.2 Procedure for Indemnification. A Purchaser Indemnified Party shall assert any claim or claims for indemnification under the provisions of Section 8.1 above by giving written notice of such claim or claims to a Seller Indemnifying Party within the applicable statute of limitations for the Purchaser Covered Liability (the “Purchaser Indemnification Period”). Each such notice shall set forth in reasonable detail the factual basis giving rise to the claim or claims and the amount of the damages and expenses incurred by a Purchaser Indemnified Party as a result of such claim or claims.

8.3 Matters Covered by Purchaser Indemnification. Purchaser hereby covenants and agrees that they shall defend and indemnify and hold harmless each Seller and Burlington and its affiliates, successors, and assigns, and their respective members, managers, directors, officers, employees and agents (“Seller Indemnified Parties”) at all times after the Closing Date from and against and in respect to any and all losses, liabilities, obligations, claims, costs (including, without limitation, court costs and reasonable attorneys’ fees), damages, expenses or deficiencies (“Seller Covered Liabilities”) arising out of or due to:

a. Any inaccuracy in, or breach of any representation or warranty of Purchaser contained in this Agreement;

b. Any breach of any covenant or obligation contained in this Agreement by Purchaser; and

c. Purchaser’s operation or conduct of the Business after the Closing Date or Purchaser’s ownership or possession of the Transferred Assets after the Closing Date.

8.4 Procedure for Indemnification. A Seller Indemnified Party shall assert any claim or claims for indemnification under the provisions of Section 8.3 above by giving written notice of such claim or claims to Purchaser within the applicable statute of limitations for the Seller Covered Liability (the “Seller Indemnification Period”). Each such notice shall set forth in reasonable detail the factual basis giving rise to the claim or claims and the amount of the damages and expenses incurred by the Seller Indemnified Party as a result of such claim or claims.

8.5 Certain Limitations.

a. Seller Indemnifying Parties shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 8.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.1(a) exceeds $50,000 (the “Basket Amount”), in which event the Seller Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.1(a) shall not exceed $500,000 (the “Cap”).

b. Purchaser shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket Amount, in which event Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

c. The amount of any Losses for which indemnification is provided under this Section 8 shall be net of (a) any amount actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third-party and (b) any insurance proceeds actually received as an offset against such Losses (other than from any self-insurance).

d. For the avoidance of doubt, the term “Loss” includes any and all claims, actions, suits, demands, assessments, interest, penalties, fines, judgments, losses, liabilities (including strict liabilities), damages, costs and expenses (including without limitation, reasonable attorney’s fees, advisors’ and consultants’ fees and expenses, accounting fees, and defense and investigation costs) and of any settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable (including without limitation, fees and expenses incurred in enforcing this indemnity).

8.6 Notice of Claims. The Party making a claim under this Section 8 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party”.

a. Third Party Claims. Following the assertion by any third party of any claim against any Indemnified Party (a “Third Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Indemnifying Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.6(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

b. Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.6. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.6, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

c. Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

d. Payments. Once an indemnifiable Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. All indemnification payments pursuant to this Article VIII shall be deemed to be adjustments to the Purchase Price.

e. Right to Offset. The Purchaser shall have the option of offsetting any Purchaser Covered Liabilities that it may suffer by notifying the Sellers and Burlington that the Purchaser is reducing the Principal Amount of the Seller Note by the amount of such Purchaser Covered Liabilities.

8.7 Jurisdiction.

a. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

b. The Parties further hereby irrevocably and unconditionally waive any objection to the venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement being in the state and federal courts located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

ARTICLE IX
TERMINATION

9.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing Date:

a. By mutual written consent of Purchaser and Seller; or

b. By Seller in the event that any of the conditions set forth in Article IV of this Agreement shall not have been satisfied or waived before the sixtieth (60th) day following the date of this Agreement (the “Outside Date”), or such later date as the Purchaser and Seller shall mutually agree in writing; or

c. By Purchaser in the event that any of the conditions set forth in Article VI of this Agreement shall not have been satisfied or waived before the sixtieth (60th) day following the Outside Date or such later date as the Purchaser and Seller shall mutually agree in writing.

9.2 Notice of Termination. Notice of termination of this Agreement as provided for in this Article 9 shall be given by the Party or Parties so terminating to the other Parties hereto in accordance with the provisions of Section 12.3 of this Agreement.

ARTICLE X
COVenants and other agreements

10.1 Confidential Information. The Parties hereby acknowledge and agree that on and after the date hereof, and provided that the Party seeking to enforce the provisions of this Section 10.1 is not then in default of its obligations hereunder, each Party shall hold in the strictest confidence, and shall not use or disclose to any person, firm or corporation (other than on a need-to-know basis), without the written authorization of the other Party, any Confidential Information in its possession pertaining to the other Party or to any of the Transferred Assets, except as may be ordered by a court of competent jurisdiction of a claim involving the subject matter of such Confidential Information or except as otherwise required by applicable law or regulation. As used in this Agreement, “Confidential Information” means the terms and conditions contained in this Agreement, including the consideration payable hereunder, and all information, documents and materials not generally available to the public which have been provided by one Party to the other in connection with the transactions contemplated hereby or which otherwise relate to, any of the Transferred Assets. Seller and Purchaser each acknowledge and agree that any breach of this section would cause the other Party irreparable harm. Accordingly, the non-breaching Party may seek and obtain injunctive relief against the breach or threatened breach of this Section 10.1, in addition to any other remedies to which such Party may be entitled at law or in equity. If the transactions contemplated by this Agreement are consummated, then Purchaser shall be free to disclose or utilize the confidential information included in the Transferred Assets as it deems appropriate and if the transactions contemplated hereby shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Seller.

10.2 Public Knowledge. Notwithstanding anything in this Agreement to the contrary, no Party hereto shall be under any obligation to maintain in confidence any portion of the information it has received in connection with the transactions contemplated hereby which (a) is now, or which hereafter, through no act or failure to act on the part of the recipient Party, becomes generally known or available to the public, (b) is known by the recipient Party at the time of the disclosure of such information, (c) is furnished to the other without restriction on disclosure, or (d) is hereafter furnished to a Party by a third party, as a matter of right and without restriction of disclosure.

10.3 Post Term Restrictions

a. Each of Seller and Burlington shall not, for a period of five (5) years following the Closing Date (the “Noncompetition Period”), for any reason, directly or indirectly, engage in or acquire any financial or beneficial interest (including any interest in corporations, partnerships or trusts, unincorporated associations and joint ventures) in, or become a landlord of any business which is similar to, or competes in any way, with the Business. During the Noncompetition Period, none of the Sellers or Burlington shall induce or attempt to induce any customer, or supplier of the Purchaser or any affiliate of the Purchaser to terminate its relationship with the Purchaser or any affiliate of the Purchaser.

b. Each of Seller and Burlington hereby covenants and agrees that such Seller shall not during the Noncompetition Period employ or retain or seek to employ or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Purchaser or an affiliate of the Purchaser. any person who is currently or has been within the past twelve (12) months employed at or engaged by the Business or otherwise induce, directly or indirectly, such person to leave such employment, except as otherwise agreed in writing by Purchaser.

c. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.4  Taxes

a. Each Seller shall pay, without contribution from Purchaser, all taxes, whether federal, state, or local, including, but not limited to, real estate, personal property, sales, use, payroll and/or income taxes, which may be or become due and owing in connection with the operation and/or ownership of the Transferred Assets or Business up to, but not including, the Closing Date.

b. Each Seller further agrees to timely file any required tax returns required by law to be filed subsequent to the Closing Date and timely pay all tax liabilities with respect to the Transferred Assets or Business for the period up to, but not including, the Closing Date. Upon Purchaser’s request, Seller shall deliver to Purchaser proof satisfactory to Purchaser of Seller’s compliance with the provisions of this Section 10.4.

10.5 Creditors and Unclaimed Property. Seller shall pay all creditors as provided in Article VIII hereof. Further, to the extent that the Business becomes subject to an unclaimed property audit at any time after the Closing Date (or as to any unclaimed property audit pending as of the Closing Date) for any period of time prior to the Closing Date, any amounts determined to be due and owing resulting from such unclaimed property audits that relate to periods of time prior to the Closing Date shall be the obligation of Seller.  In addition, Seller shall be obligated to pay any interest and penalties applicable to any amounts due from such unclaimed property audits to the extent such interest and penalties apply to amounts that are due from Seller under the terms hereof.

10.6 Employee Benefit Matters. Sellers shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any employee of any Seller as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any employee from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any employee benefit plan) relating to the period of employment by Seller, or any affiliate of Seller (to the extent related to the Business) or on account of the termination thereof, and Sellers and Burlington shall jointly and severally indemnify Purchaser and hold Purchaser harmless from any liabilities or liens thereunder.

10.7 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Purchaser, a Seller or Burlington in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs.

10.8 Interim Covenants. During the period from the date of this Agreement and continuing until the Closing Date, the Sellers and Burlington each agree (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consents in writing) that:

a. The Sellers shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with the Business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby and refrain from making any distributions of cash or other portions of the Transferred Assets other than normal expense reimbursements consistent with past practice and without material increase in levels.

b. Sellers shall afford to Purchaser and to Purchaser’s accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, Seller shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request. The Sellers will also grant the Purchaser access to sales representatives and support staff at a mutually agreeable time.

c. In consideration of the substantial investment of time and resources that the Purchaser will make in connection with its due diligence investigation of the Transferred Assets and the Sellers, and Burlington agree, that, for a period ending on the Closing Date (the “Exclusivity Period”), none of the Seller or Burlington shall and shall cause their respective employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding the Business to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Purchaser with respect to any Competitive Transaction (as defined below). For purposes of hereof, a “Competitive Transaction” is a transaction involving, directly or indirectly, the acquisition of all or any material portion of the Business or the capital stock of the Sellers regardless of the structure of any such acquisition, the taking of any other action that is materially inconsistent with the consummation of the transactions contemplated hereby or the authorization of any advisors to take any action for the purposes of advancing any such acquisition with any party other than the Purchaser.

ARTICLE XI

EMPLOYEES

11.1 Employment. In connection with the transactions outlined herein, Purchaser shall extend offers of employment of all of Seller’s employees with the exception of _____________________. Any such employees initially hired by Purchaser shall be at-will employees. Seller shall not be responsible for any severance pay, termination or discharge bonus, subsidy, benefit, compensation, or any other payment of any sort with respect to such employees’ termination from employment with Purchaser after the Closing Date.

11.2 Employment Offer Letters. Notwithstanding the above, Purchaser shall make written offers of employment to Gary Hollst and Nathan Tomasello, acceptable to Purchaser, Hollst and Tomasello, prior to the Closing Date. Employment of each such person shall be subject to execution and delivery of a standard confidential information and invention assignment agreement and noncompetition agreement.

ARTICLE XII
MISCELLANEOUS

12.1 Survival of Terms of Agreement. All agreements, representations, covenants, warranties, terms and conditions set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions provided for herein.

12.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. No Party may assign this Agreement or their rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

12.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered by hand or mail, (ii) when transmitted by facsimile, with confirmation of receipt; provided that a copy is sent at the same time by priority mail, (iii) when delivered via electronic mail in PDF format, provided that receipt is confirmed or a copy is sent at the same time by priority mail, or (iv) three (3) days after being sent by overnight express delivery service, to the addressee at the following addresses (or to such other address as a Party may specify from time to time by notice hereunder):

If to Purchaser:

CC Acquisition Corp.

255 Calamus Circle

Medina, Minnesota 55340

Phone: 612-327-0919

Email: matt@elev8marketing.com

Attention: Matthew Atkinson

with a copy to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attn: Louis A. Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

If to a Seller or Burlington:

Lisa Roskens

Chairman and CEO

Burlington Capital, LLC

1004 Farnam Street, Suite 400

Omaha, NE 68102

Phone: (402) 444-1630

Email: lroskens@burlingtoncapital.com

with a copy to:

Richard E. Putnam

Baird Holm LLP

1700 Farnam Street, Suite 1500

Omaha, NE 68102

Phone: (402) 636-8285

Email: rputnam@bairdholm.com

or to such other address as is stated in a notice given in compliance herewith.

12.4 Headings. The various headings used in this Agreement as headings of sections, articles or otherwise are for convenience only and shall not be used in interpreting or limiting the text in which they appear.

12.5 Severability. The invalidity of any provision of this Agreement shall not impair the validity of any other provision. If any provision of this Agreement is determined to be unenforceable by a court of competent jurisdiction, such provision shall be deemed severable and the remaining provisions of this Agreement shall be enforced.

12.6 Governing Law. This Agreement shall be construed and interpreted in accordance with, and the validity of this Agreement shall be judged by, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law or another jurisdiction.

12.7 Entire Agreement. This Agreement (including the documents referred to herein) sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all written or oral agreements or representations between Parties hereto relating to the transactions contemplated by this Agreement or related documents. This Agreement may only be amended, modified, or terminated, and any of its terms, covenants, representations, warranties, or conditions may be waived, only by the written consent of all of the Parties hereto, duly executed by each Party’s authorized representatives (or in the case of a waiver, the Party waiving compliance).

12.8 Exhibits. All exhibits and schedules attached hereto are hereby incorporated herein by reference, with the same effect as if set forth fully herein.

12.9 Further Cooperation. The Parties agree to cooperate with one another on and after the Closing Date by furnishing any additional information and by executing and delivering any additional documents, as may be reasonably required by their respective counsel, in order to transfer or further perfect title to the Transferred Assets in Purchaser and to otherwise effect and complete all transactions contemplated by the Agreement.

12.10 Specific Performance. In the event of a breach of this Agreement, the Parties acknowledge and agree that each of them shall, in addition to any other remedies available at law or in equity, have the right to seek specific performance by the other Parties of their respective obligations hereunder.

12.11 Public Announcements. No Party shall issue any press release or public announcement concerning the transaction contemplated in this Agreement or the terms of this Agreement without the prior written approval of the other Parties, which shall not be unreasonably delayed or withheld; provided that nothing in this Section 12.11 will prevent the disclosure of information which is necessary to comply with any applicable laws and US securities laws.

12.12 Counterparts. This Agreement may be executed in separate counterparts, all of which executed counterparts shall constitute one complete document.

12.13 Electronic Execution. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in PDF format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile transmission or by electronic transmission in PDF format shall be deemed to be their original signatures for all purposes. At the request of any Party, any facsimile or electronic document shall be re-executed in original form by the Parties who executed the facsimile or electronic document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLERS:

CleanCore Solutions, LLC

By:	/s/ Lisa Roskens
	Name:	Lisa Roskens
	Title:	President

TetraClean Systems, LLC

By:	/s/ Michael B. Yanney
	Name:	Michael B. Yanney
	Title:	Manager

Food Safety Technology, LLC

By:	/s/ Michael B. Yanney
	Name:	Michael B. Yanney
	Title:	Manager

BURLINGTON:

Burlington Capital, LLC

By:	/s/ Lisa Roskens
	Name:	Lisa Roskens
	Title:	Chairman and CEO

PURCHASER:

CC Acquisition Corp.

By:	/s/ Matthew Atkinson
	Name:	Matthew Atkinson
	Title:	Chief Executive Officer